027 California Tax Exempt Income Fund Attachment
9/30/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended September 30, 2006, Putnam management has assumed $3,888 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	82,094
Class B	5,232
Class C	789

72DD2 (000s omitted)

Class M	234

73A1

Class A	$0.340928
Class B	 0.288182
Class C	 0.276608

73A2

Class M	$0.315906

74U1 (000s omitted)

Class A	238,146
Class B	14,706
Class C	2,802

74U2 (000s omitted)

Class M	745

74V1

Class A	8.23
Class B	8.22
Class C	8.26

74V2

Class M	8.21

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.